Exhibit 99.1

FOR IMMEDIATE ATTENTION

June 18, 2014

Institutional Shareholder Services Inc.

702 King Farm Blvd

Rockville, Maryland 20850

Attention: Dr. Martha Carter

Head of Global Research

Re:	ARIAD Pharmaceuticals, Inc. 2014 Proxy Statement

Dear Dr. Carter:

We are writing to you to express our strong disagreement with Institutional Shareholder Services’ report dated June 12, 2014, recommending that investors vote against the approval of ARIAD Pharmaceuticals’ Section 382 rights agreement (NOL pill), against approval of our 2014 Long-Term Incentive Plan, and against the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in our 2014 proxy statement. We believe that your report ignores material aspects of each proposal that would support approval and respectfully request that you revisit your analysis of each proposal in consideration of the additional information provided in this letter.

Proposal 2: Approval of Section 382 Rights Agreement

In your report, you recommend that investors vote against our proposal to approve the adoption of our Section 382 rights agreement (the “Rights Agreement”), which was adopted by our board of directors on October 31, 2013 to preserve the substantial amount of our net operating loss carryforwards and other tax benefits. We believe your report places undue weight on our board of directors’ ability to amend the terms of the Rights Agreement without shareholder approval, without considering the potentially substantial negative impact on shareholder value that could be caused by a failure to approve this proposal.

As discussed in our proxy and as you recognize in your report, the Company has substantial net operating loss carryforwards (“NOLs”) and other tax benefits. The Company’s ability to use these NOLs and other tax benefits could be substantially limited as a result of an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986 (the “Code”). Because of the significant drop in the value of the Company’s common stock and increase in trading volume following the October 2013 announcement by the U.S. Food and Drug Administration(“FDA”) calling for a temporary suspension of clinical trials of Iclusig, our board of directors determined that it is in the best interests of the Company’s shareholders to take appropriate action to protect our NOLs and other tax benefits from a potential ownership change. Your report even recognizes that the “potential economic benefit of the NOLs appears material.”

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While your report acknowledges this concern, you nonetheless recommend that investors vote against approving the adoption of the Rights Agreement, seemingly solely on the basis that our Board of Directors may supplement or amend the Rights Agreement, including the expiration date, without shareholder approval. We believe this concern is misplaced. The ability of a board of directors to amend a rights agreement is a ubiquitous feature of such agreements – your criticism would be a basis for recommending against the approval of almost any rights agreement in existence. Your report also ignores the fact that any change to this provision would be of no practical effect, as a board of directors may generally adopt or replace a rights agreement at any time, subject to its fiduciary duties under applicable law. The fact that our board of directors may amend the Rights Agreement in no way expands its powers or alters its fiduciary duties, and any such amendment would only be approved in compliance with our board’s fiduciary duties.

•	It is also worth noting that your analysis of the ability to amend the Rights Agreement ignores your own stated position that “ISS considers the company’s governance structure and practices to assess whether the Rights Agreement would be used prudently and whether shareholders would have recourse in the event it were not.” As you determined in your report, the Company’s “governance practices are not cause for concern with respect to determining whether to approve the NOL Pill rights agreement.” We believe that, at a minimum, you should have taken into account our good governance practices when evaluating the ability to amend the Rights Agreement.

•	Your report also fails to give proper weight to the material risks posed by a potential ownership change under Section 382. According to its terms, the Rights Agreement will expire on October 30, 2014, if its adoption is not approved by the Company’s shareholders. The expiration of the Rights Agreement will remove the sole protection against an ownership change that the Company has in place. As such, a vote against this proposal should not be taken lightly.

•	Effective May 15, 2014, we granted an exemption to Black Rock, Inc. under the Rights Agreement following a determination that Black Rock and the various investment funds and accounts for which Black Rock acts, or may in the future act, as manager and/or investment advisor, are collectively an “Exempt Person” pursuant to the Rights Agreement. The Board concluded that the exemption would not jeopardize the availability of the Company’s NOLs and other tax benefits.

Based on the foregoing, we urge you to review and reconsider your June 12, 2014 recommendation relating to our proposal to approve the adoption of the Rights Agreement. The Rights Agreement was adopted in an effort to protect shareholder value, and a negative vote would pose a serious risk to material assets of the Company. In conclusion, we request that you recommend FOR the approval of the adoption of the Rights Agreement.

Proposal 3: Approval of 2014 Long-Term Incentive Plan

The ISS analysis recommends against approval of ARIAD’s 2014 Long-Term Incentive Plan based solely on your “Shareholder Value Transfer” calculation and without regard to the Company’s need for additional shares and the Company’s broad-based equity strategy, which has played an integral role in allowing ARIAD to attract and retain best-in class talent at all levels of our organization and contributed significantly to the Company’s historical performance.

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ARIAD has historically used equity much more broadly than our peers, with stock-based compensation issued annually to employees across all levels of our organization rather than focused solely on our executive team. The ISS report itself shows that grants to our CEO represented only 6.4% of total equity awards in 2013, and grants to all NEOs represented only

13.8%. These numbers compare to industry medians that are twice as high – among our GICS industry group, the median CEO award represents 12.7% of total annual awards, and grants to all NEOs at median represent 34% of all awards.

•	Even while using stock-based compensation more broadly than our peers, we have managed our annual equity usage (burn rate) and aggregate dilution to conservative levels well below the median of our peer group. The ISS report calculates ARIAD’s 3-year equity burn rate for 2011-13 at 3.1%, which is well below the limits of your own model and well below the median of our peer group, calculated by Radford, our independent compensation consultant, at 3.5%. In terms of the total dilution associated with our equity program, ARIAD’s total overhang would be 15% assuming shareholders approve the 2014 LTIP, compared to a median value of 18.3% among our peer group, as calculated by Radford.

•	ARIAD’s existing pool puts us at risk of running out of shares, and the 2014 Plan represents a very conservative, needs-based request intended to carry us to 2016. As of March 31, 2014, our 2006 Long-Term Incentive Plan has only 4.8 million shares remaining available for grant, or 2.6% of total shares outstanding. The 2014 Plan would add only 8 million shares to the total pool, or 4.2% of our shares outstanding. If shareholders approve the 2014 Plan, our go-forward pool will represent 6.8% of our shares outstanding, sufficient to fund 2 years of grants at prudent and responsible levels based on our burn rate described above.

•	Finally, the structure of the 2014 LTIP and our ongoing equity strategy are aligned with best practices in corporate governance. Not only does the 2014 LTIP prohibit repricing without the prior approval of our shareholders, which we believe is a critical commitment given the decline in our stock value since October 2013, but our equity strategy as it pertains to our executive team has been even more skewed towards performance. While the use of important drug development milestones as vesting conditions for executive equity awards has been part of our strategy since 2010, the proportion of total executive awards subject to such performance criteria was increased from 1/3 in 2013 to roughly 50% in our March 2014 grant.

We strongly believe that our equity strategy as described above, designed to provide incentives across all levels of the organization while managing our annual burn rate and overall dilution to levels well within industry norms, has been a critical driver of our past success, and we expect it to play a central role in helping us drive the business forward. Equity has been and continues to be the critical component of our total compensation program, allowing all of our employees the opportunity to share in ARIAD’s success, reinforcing alignment with shareholders, and simultaneously minimizing cash burn for the Company. We urge you to reconsider your analysis and recommend FOR approval of the 2014 Long-Term Incentive Plan.

Proposal 5: Advisory Vote on Executive Compensation (“Say on Pay”)

Finally, your report recommends against approval of our annual Say on Pay vote. However, we believe that a more complete understanding and consideration of our circumstances and the design and function of our executive compensation programs should lead to a reversal of this recommendation.

As you know and your report acknowledges, 2013 posed an unexpected and highly disruptive challenge to our business with the FDA’s adverse action on Iclusig, our lead drug, last October. While this event constituted a major blow to the Company, our management team responded immediately and vigorously to the FDA announcement, commencing extraordinary efforts to negotiate updates to the United States prescribing information for Iclusig and implementation of a risk mitigation strategy with the FDA.

Unremarked upon by your report, these efforts have been productive, and on December 20, 2013, we obtained FDA approval to resume marketing and commercial distribution of Iclusig under a revised U.S. Prescribing Information and a Risk Evaluation and Mitigation Strategy. As a result, we have now resumed marketing and commercial distribution of Iclusig through an exclusive specialty pharmacy, and this success has been recognized by the market, with our stock now trading in the $6 to $7 range, up from a low of $2.29 in early November 2013. At the present time, we continue to commercialize Iclusig in the United States and are continuing to build our footprint in Europe.

In parallel with management’s immediate initiative to resolve the FDA challenges to Iclusig, our Compensation Committee last fall undertook a comprehensive review of our executive compensation programs to determine the appropriateness of structures and practices that had been developed in the context of extremely strong business performance over the preceding years. Following this review, the Committee made several key decisions affecting 2013 and 2014 pay programs that it believed were appropriate given ARIAD’s changed circumstances:

•	The Compensation Committee froze our named executive officers’ base salaries for 2014, providing no merit increases or market-based adjustments to any member of the team. Although the Committee did approve a merit budget of 2% for the broader employee population in order to maintain morale and proper retention and incentivization across our organization, the Committee determined, and management agreed, that executive officers should not participate in this pool given the ongoing effects of the FDA’s negative action on Iclusig.

•	The Compensation Committee also exercised its discretion to pay zero cash bonuses to executive officers for 2013. This was the case in spite of the fact that the Company technically met most of our 2013 objectives, some before the FDA action on Iclusig. The Committee determined, and management agreed, that executive bonuses were inappropriate in the context of the significant setback the FDA action posed to our business and the loss of market value experienced by our shareholders as a result.

•	The Compensation Committee reduced the size of the executives’ annual equity grants issued in March 2014, while substantially increasing the proportion of the grants contingent upon achievement of designated performance milestones. These actions were directly responsive to the challenges facing the Company and intended to ensure that executives’ long-term incentive values are strongly linked to resolution of the FDA issues relating to Iclusig and restoration of the full-value of our business.

•	Furthermore, the Compensation Committee in early 2014 dramatically reduced the profile of the peer group used for purposes of assessing the market for our executives’ cash and equity compensation. The median profile of the final peer group is 300 employees, $120 million in revenue, and $1.5 billion in market value, versus 550 employees, $500 million in revenue and $4.7 billion in market capitalization at the median of the 2013 peer group. This peer group was used to assess executive cash and equity compensation in 2014. (Please see page 30 of our 2014 Proxy Statement for detailed list of our final peer group)

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Finally, in April 2014 we adopted a set of principles relating to clawback of executives’ future incentive compensation. These principles were jointly developed by six major pharmaceutical companies and thirteen institutional investors as a best practice corporate governance strategy that seeks to strengthen board risk oversight and preserve long-term shareholder value and will be used, together with the compensation clawback requirements set forth in Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, by the Compensation Committee to create a formal clawback and incentive recoupment policy before the end of 2014.

Although your report acknowledges some (but not all) of the above, you appear to have discounted these critical changes and decisions made by our Compensation Committee based largely on three concerns, none of which in our view warrants voting against the 2014 Say on Pay proposal:

•	First, your report raises concerns “regarding the company’s reliance on discretion in [annual incentive] award determination.” This concern strikes us as misplaced, given that the Committee exercised precisely this discretion in determining to pay no executive bonuses for 2013. In fact, if ARIAD had paid 2013 bonuses based purely on a formulaic approach tied to our corporate objectives, our achievement of various key goals in 2013 prior to October would have yielded a payout higher than the year before. And ARIAD’s historical bonus payouts prior to 2013 have been well within market norms in the context of the Company’s very strong historical performance.

•	Second, your report flags as problematic the lack of disclosure in our proxy of the specific metrics that will determine the number of shares earned under the 2014 performance-based share grant. While we understand the argument for fuller disclosure, we have declined to enumerate specific metrics at this time based our determination, in consultation with management and expert counsel, that prospective disclosure of metrics could be used by our competitors and could expose our business to significant competitive harm. We expect to retrospectively discuss the metrics and performance targets of the 2014 equity awards in more detail, and in the context of actual performance, in future year disclosures relating to the grants, as we have done in the past.

•	Third, your report cites our philosophy of targeting the 65th percentile of the market for executive compensation as a cause for concern pursuant to what we understand to be ISS’s default preference for 50th percentile pay positioning. While we understand and agree with general investor perspectives on this issue, we note that ARIAD has historically been at the extreme upper end of our industry in annual performance, and we strongly believe that our 65th percentile pay positioning has been justified by this performance. Furthermore, the Compensation Committee’s recent decisions to reduce the size of the March equity awards, freeze salaries, and not to pay bonuses results in actual pay well below the “target” levels (2013 actual total cash compensation across the executive team came in at 10% below the market 25th percentile). Finally, the adoption of a go-forward peer group comprising significantly smaller companies than historically used is directly responsive to the company’s changed circumstances and the need for a go-forward compensation philosophy that is cognizant of ARIAD’s current profile. We believe this should mitigate any ISS concerns about our general pay philosophy.

Additional considerations:

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We note also that the total compensation delivered to our CEO over the past three-years valuing 2013 equity awards on a “realizable” basis based on our price on December 31, 2013, is very well aligned with our stock performance over the same period. We understand that this is an analysis ISS regularly conducts for S&P 500 companies, but does not appear to have considered for ARIAD this year. Per a realizable pay analysis prepared for the Committee by our independent compensation consultant, ARIAD’s positioning relative to our peer group for 3-year TSR and 3-year CEO realizable pay were virtually identical for the period ended December 31, 2013, with both positioned almost exactly at the 50th percentile. We understand that had ISS conducted this analysis internally, the result would have suggested very strong pay-for-performance alignment and would have weighed in the Company’s favor in ISS’s Say on Pay assessment. (Please see pages 25-26 for detailed discussion of ARIAD’s pay-for-performance and realizable pay)

•	Your report also singles out the CEO’s 280G gross-up protection for criticism. However, we reiterate that the CEO’s gross-up is a preexisting arrangement that has been in place since 1992. Since that time, ARIAD in 2010 adopted a policy precluding us from entering into any go-forward employment arrangements providing a gross-up. In 2013, our Compensation Committee strengthened this policy further, eliminating a narrow exception to allow for gross-ups in limited and unusual circumstances. Since adoption of the gross-up policy in 2010, we have not entered into any agreements with any of our executive officers that provide for an excise tax gross-up, other than Dr. Berger’s employment agreement, which pre-dated the April 2010 policy

Based on the foregoing, we respectfully request that you review and reconsider your June 12, 2014 recommendation relating to ARIAD’s 2014 Say on Pay proposal. While 2013 was a uniquely challenging year, we strongly believe our Compensation Committee acted reasonably and proportionately to the challenges, reducing executive pay and adopting an even stronger performance-based design for go-forward incentive compensation. In this context, we submit that a negative vote on our Say on Pay proposal would send the wrong message to our board, our shareholders, and the market at large. In conclusion, we request that you recommend FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure of the proxy statement.

Sincerely yours,

/s/ Harvey J. Berger, M.D.

Harvey J. Berger, M.D.